EXHIBIT 2.1

                 AGREEMENT FOR SALE OF BUSINESS AS GOING CONCERN

                (1) Timtec International Limited (in administration)

                (2) Leadsmart Limited

                (3)  M Iacovides

                 AGREEMENT FOR SALE OF BUSINESS AS GOING CONCERN

THIS AGREEMENT is made on the date specified in the First Schedule and between the parties specified and identified in the First Schedule

WHEREAS

A.       The Vendor carries on or has carried on the Business at the Premises.

B. The Vendor and the Purchaser have therefore agreed to transfer the Assets to the Purchaser with effect from the Transfer Date on the terms and conditions of this Agreement.

C. The Purchaser enters into this Agreement having made such inspection of the Assets as the Purchaser thinks fit on the basis of a purchase by it of the Assets in their present state and condition and in full knowledge and acceptance of the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.1 In this Agreement the following expressions shall unless the context otherwise requires have the following meanings:

1.1.1 "the Assets" means all the Vendor's right title and interest in all and any of:

1.1.1.1  the Business Contracts

1.1.1.2  the Equipment

1.1.1.3  the Goodwill

1.1.1.4  the Intellectual Property

1.1.2 "Book Debts" means the book debts as at the Transfer Date accrued due to the Vendor from Customers or others and whether or not the same shall have fallen due for payment as at the Transfer Date

1.1.3 "the Business" means the trade or business of the Vendor described in the First Schedule 1.1.4 "the Business Contracts" means (subject to the terms of this Agreement) the benefit and burden of:

1.1.4.1 those agreements short particulars of which are set out in the Third Schedule; and

1.1.4.2 all agreements (written or oral) remaining to be fulfilled (in whole or in part) as at the Transfer Date and which agreements were made between the Vendor (or another on behalf of the Vendor) and a third party related to the Business and being:

1.1.4.2.1 agreements with Customers for the supply of goods and/or services, and

1.1.4.2.2 agreements with Suppliers for the supply of goods and/or services to the Business.

1.1.5 "Completion" means the actual completion of the sale and purchase hereby agreed

1.1.6 "Completion Date" means the date fixed for Completion which date is so specified in the First Schedule

1.1.7    "Customers" means customers of the Business.

1.1.9    "the Employees" means the employees of the Vendor as act the Transfer
         Date.

1.1.10 "the Equipment" means all the Vendor's right title and interest in the equipment, plant and machinery in or about the Premises on the Transfer Date and which are as at the Transfer Date in the ownership of the Vendor or subject to any of the Finance Agreements or Third Party Claims and which Equipment is specified in Part I of the Second Schedule

1.1.11 "Finance Agreements" means the hire purchase, conditional sale, leasing, lease purchase, hire or rental agreements affecting any of the Assets

1.1.12 "the Goodwill" means the following rights which shall be exclusive to the Purchaser insofar as the Vendor can grant such exclusivity:

1.1.12.1 the goodwill and connection of the Business; and

1.1.12.2 the right to represent the Purchaser as carrying on the Business in succession to the Vendor; and

1.1.12.3 the right to use the Trade Name; and

1.1.12.4 the right to use the Information for the purposes of the Business

1.1.13 "the Information" means all records of the Business relating to Customers and Suppliers and all sales literature and literature of a technical nature (but excluding such records as the Vendor shall require to retain in connection with the Book Debts)

1.1.14 "the Intellectual Property" means all the Vendor's right title and interest in any inventions, patents, registered designs, trade and any of the foregoing together with any licences, copyrights (or equivalent or similar rights or protections), know-how, trade secrets, research and development IN FORMATION1 design STANDARDS, specifications, computer software, calculations, formulae, confidential data, designations and rights UNDER ARTY INTERNATIONAL convention for protection of any of the FOREGOING and any licences or consents granted to the Vendor in respect of any of the foregoing (save to the extent that any such are included within the Business Contracts assigned to the Purchaser hereunder) PROVIDED THAT in respect of any of the foregoing the same is held and used by the Vendor in connection with the Business as at the Transfer Date

1.1.15 "the Premises" means all those premises described or identified in the First Schedule

1.1.16 "the Purchase Price" means the consideration calculated in accordance with clause 4

1.1.17   "the Purchaser' means the Purchaser identified in the First Schedule

1.1.18 "Suppliers" means suppliers or contractors who supply goods and/or provide services to the Business

1.1.19 "Third Party Claims" means all or any existing or future claims by or on behalf of any third party to any items which at the Transfer Date are in the possession or control of the Vendor and including claims by Suppliers to retention of title and third party liens

1.1.20   "Trade Name" means the name so specified in the First Schedule

1.1.21 "the transfer Date" means opening of business on the date idenitified as the Transfer Date in the First Schedule

1.1.22   "the VAT Act" means the Value Added Tax Act 1994

1.1.23   "the VENDER SOLICITORS" MEANS THE VENDOR IDENTIFIED IN THE FIRST
         SCHEDULE

1.1.24 "the Vendor's Solicitors" means Sprecher Grier Halberstam of Lincoln House, 300 High Hoiborn, London WC1V 7JH

1.1.25 "the 1981 regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981

1.2 The headings are inserted for convenience only and shall not affect the construction of this document.

1.3 Where any party hereto consists of two or more persons or entities then any agreement or covenants on their part shall be deemed to be joint and several.

1.4 References in this Agreement to any party shall include their respective heirs successors in title permitted assigns arid personal REPRESENTATIVES AND THIS AGREEMENT shall be binding UPON AND INURE to the benefit of the parties and their respective successors.

1.5 In this Agreement the singular includes the plural and vice versa and any gender includes any other gender and the neuter.

1.6 Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended extended or re-enacted.

1.7 References to clauses, paragraphs or schedules are references to those clauses, paragraphs or schedules in this Agreement. This Agreement shall be read with the Schedules to it which shall be deemed incorporated.

2.       SALE OF ASSETS

2.1 The Vendor shall sell and the Purchaser shall purchase the Assets with effect of the Transfer Date.

2.2 For the avoidance of doubt it is hereby declared that the sale and purchase of each of the Assets are inter-dependent and shall be completed simultaneously.

2.3 No title to any of the Assests shall pass to the purchaser until Completion.

3.       EXCLUDED ASSETS

3.1 For the avoidance of doubt it is hereby agreed and declared that the following assets of the Vendor are excluded from the sale:

3.1.1 all cash in hand and at the bank (including uncleared effects) on the Transfer Date;

3.1.2 all Book Debts and other debts due to the Vendor at close of business on the Transfer Date;

3.1.3 all monies and deposits (if any) and rights to the same which may have been received by or accrued to the Vendor prior to the Transfer Date on account of the performance of its contractual obligations;

3.1.4 any claims of whatsoever nature made by the Vendor and arising prior to the Transfer Date including for the avoidance of doubt:

3.1.4.1 any claim arising out of or in respect of work undertaken for Canary Riverside Development PTE Limited; and

3.1.4.2 any claim arising out of or in respect of work undertaken on Claridges Hotel, London;

3.1.5 any claims made or to be made by the Vendor for repayment of any tax whatsoever or for any tax allowance whatsoever;

3.1.6 any goods and materials which are not in the ownership of the Vendor and which are not otherwise included within the definition of the Assets;

3.1.7 any other assets of the Vendor which are not included in the sale by any other provision of this Agreement.

4.       CONSIDERATION

4.1 The Purchase Price (exclusive of Value Added Tax) to be paid by the Purchaser for the Assets shall be the sum identified in the First Schedule.

4.2 The Purchase Price shall be apportioned between the various Assets in the amounts specified in the First Schedule.

4.3 The Purchaser shall on Completion pay the Vendors Solicitor's proper costs and disbursements in connection with this transaction.

5.       COMPLETION

5.1 Completion of the sale and purchase hereby agreed shall take place at the offices of the Vendors Solicitors on the Completion Date. On
         Completion:

5.1.1 the Purchaser shall pay to the Vendors Solicitors the Purchase Price and any sums due on the Purchase Price in respect of Value Added Tax and any sums payable pursuant to clause 4.3 and such sums as aforesaid shall be paid by banker's draft issued by a London clearing bank or telegraphic or other direct transfer to such account as the Vendors Solicitors shall designate; and

5.1.2    the Vendor shall deliver to the Purchaser:

5.1.2.1 such of the Assets as are capable of delivery and are in its possession together with the documents of title (if any) relating thereto;

5.1.2.2 all such documents of title (if any) or instruments of transfer as the Purchaser may reasonably require in respect of such of the Assets as are not capable of delivery or are not in the possession of the Vendor such documents of title and instruments of transfer shall be delivered to the Purchaser's solicitors by first class post such delivery to be made at the Purchaser's risk;

5.1.2.3 an invoice for those Assets in respect of which Value Added Tax is payable.

6.       THIRD PARTY ASSETS

6.1 The Purchaser acknowledges that the Assets or some of them may be subject to Third Party Claims and in respect of such assets the Purchaser warrants that:

6.1.1 it will hold such Assets separate from any assets in its ownership and shall not sell, lease, charge, encumber or otherwise dispose of the same nor any interest therein and shall keep the same in the same repair and condition as at the date hereof; and

6.1.2 upon written request of the Insolvency Practitioner the Purchaser shall either return the Assets listed or refered to in such request to the Insolvency Practitioner or, at the option of the Insolvency Practitioner, deal with the Supplier or other third party in respect of any Third Party Claim affecting the Assets; and

6.1.3 the Purchaser will not be entitled to rescind this Agreement or claim any repayment of the Purchase Price or any compensation in respect of any Third Party Claim.

6.2 The Purchaser will keep the Vendor and the Insolvency Practitioner indemnified against all costs claims demands and expenses arising out of or in connection with any Third Party Claim and/or any failure by the Purhcaser to honour its obligations contained in this clause

7.       CONDITION OF ASSETS

7.1 All representations warranties and conditions express or implied (save warranties as to title and written representations being the Vendors Solicitors' replies to preliminary enquiries) in respect of the Business or any of the Assets or any of the right title and interest sold hereunder or agreed to be sold hereunder including without limitation warranties and conditions as to merchantable quality fitness for purpose and description are expressly excluded.

7.2 The Vendor shall not be liable for any loss damage expense or injury of any kind whatsoever consequential or otherwise arising out of or due to or caused by any defect or deficiencies of any sort in any way of the Assets or any of them.

7.3 It is hereby agreed and declared that the terms and conditions of this Agreement and the exclusions and limitations contained herein are fair and reasonable having regard to the fact that:

7.3.1 the Vendor has specifically informed the Purchaser that the Purchaser must rely absolutely on the Purchasers own opinions and/or professional advice concerning the Assets the quality state and condition of the same their fitness and/or suitability for any purpose and the possibility that some or all of them may have defects not apparent on inspection and examination (which could even render it inappropriate that they should be described as they are in fact described in this Agreement or in any list referred to herein) and the Purchaser has determined for itself that the Assets are suitable in all respects having regard to the reasons the Purchaser has or should have for purchasing the same and the intended use of the same; and

7.3.2 it is on the basis of the present state and condition of the Assets that the Vendor has agreed to sell the same for a consideration calculated to take into account (inter alia) the risk to the Purchaser represented by the fact that all the parties believe that the said exclusions and limitations would be recognised by the Courts the Vendor making it clear that on any other basis they would not have agreed to sell the same except for a much higher consideration; and

7.3.3 that the Purchaser its servants employees agents representatives and advisers have been given every opportunity they may wish to examine and inspect all or any of the Assets.

7.4 The insurance risk in all of the Assets sold hereunder shall pass to the Purchaser on the Transfer Date.

8        ACCOUNTING BOOKS AND RECORDS

8.1 Title to the accounting books documents files and records of Vendor relating to the Business is not the subject of sale to Purchaser hereunder EXCEPT for any records required to transferred to the Purchaser pursuant to Section 49 of the VAT Act.

8.2 If possession of such records shall be given to the Purchaser then reasonable access shall be given to the Vendor its servants agents or professional advisers by the Purchaser to inspect and take copies of the same upon request at any time within 6 years of the Transfer Date.

9.       OBLIGATIONS

9.1 The Purchaser shall from the Transfer Date honour the liabilities and obligations of the Business and pay all proper monies, taxes, expenses, employee remuneration of any kind and other outgoings to the extent that such liabilities or obligations accrue, arise or are incurred after the Transfer Date or are in respect of services or goods to be supplied to the Business after the Transfer Date.

9.2 The Purchaser shall adopt perform and fulfil aD the obligations and liabilities of the Vendor under and in respect of the Business Contracts and the Finance Agreements as from the Transfer Date to the extent that such liabilities or obligations accrue, arise or are incurred after the Transfer Date or are in respect of services or goods to be supplied to the Business after the Transfer Date.

9.3 In respect of any of the obligations or liabilities referred to in this clause which are incurred or charged on a time basis the parties shall apportion the amounts due from the Purchaser under this clause on a time apportioned basis.

9.4 The Purchaser shall raise no objection or requisition with regard to the Business Contracts and the Finance Agreements whether or not the same have been inspected by the Purchaser.

9.5 The Vendor gives no warranty that there has been full compliance with the terms of the Business Contracts and the Finance Agreements by the parties thereto.

9.6 If the assignment of any of the Business Contracts or the Finance Agreements shall require the consent of any third party then the parties hereto shall use their reasonable endeavours to obtain the same (but such endeavours shall not, for the avoidance of doubt, include the payment of any sum to such third party by the Vendor) or the Purchaser shall seek to enter into a new agreement with such third party in substitution for such original agreement. Failure of the parties to be able to assign any of the Business Contracts or the Finance Agreements shall not give rise to the right of either party to rescind this Agreement.

9.7 The Purchaser shall at all times keep the Vendor indemnified against all those liabilities and obligations described in this clause and against all costs claims expenses demands and actions in respect thereof.

10.      INDEMNITY FOR INSOLVENCY PRACTITIONER

10.1 The Purchaser shall at all times keep the Insolvency Practitioner indemnified against all costs claims expenses actions and demands in respect of the liabilities and obligations of the Business including liabilities and obligations under the Business Contracts and the Finance Agreements and the liability to pay all proper monies, taxes, expenses, employee remuneration of any kind and other outgoings of the Business and any liability to the employees of the Business (if any) or any of them to the extent that such obligations or liabilities accrue arise or are incurred after the Transfer Date or are in respect of services or goods to be supplied to the Business after the Transfer Date.

11.      EMPLOYEES

11.1 The Purchaser shall indemnify the Vendor against all liabilities costs claims and demands arising from:

11.1.1 any substantial change in the remuneration benefits or work conditions of the Employees or any of them occurring on or after the Transfer Date; and

11.1.2 the change of employer occurring by virtue of the 1981 Regulations and this Agreement being significant and detrimental to any of the Employees; and

11.1.3 the employment by the Purchaser after the Transfer Date of any of the Employees other than on terms at least as beneficial to such employees as those which are in force with regard to each of them immediately prior to the Transfer Date; and

11.1.4 the termination of the employment of any of the Employees after the Transfer Date.

11.2 The parties hereby declare that it is their intention that the contracts of employment of the Employees shall be transferred to the Purchaser pursuant to the 1981 Regulations on the Transfer Date.

12.      VALUE ADDED TAX

12.1 All amounts expressed in this Agreement as payable by the Purchaser are expressed exclusive of any Value Added Tax which may be chargeable thereon subject as hereinafter provided.

12.2 The parties hereto intend that Section 49 of the VAT Act and Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Business hereunder and accordingly:

12.2.1 the Purchaser warrants that it is or will, as a result of the transaction hereby agreed, become a taxable person within the meaning of the VAT Act;

12.2.2 the Vendor and Purchaser shall give notice of such transfer to HM Customs & Excise if required by the VAT Act and/or otherwise if required by law and shall use all reasonable endeavours to secure that the sale hereby agreed is neither treated as a supply of goods nor a supply of services for the purposes of the VAT Act;

12.2.3 the Vendor shall on the Transfer Date deliver to the Purchaser all records referred to in the said Section 49 and shall not thereafter make any request to HM Customs & Excise for such records to be taken out of the custody of the Purchaser and the Purchaser hereby undertakes to preserve such records for such periods as may be required by law.

12.3 In the event that Value Added Tax should be chargeable on any sum payable hereunder then the Purchaser agrees that such Value Added Tax shall be paid to the Vendor in addition to the Purchase Price forthwith upon delivery of a tax invoice in respect thereof.

13.      INTEREST

13.1 If any amount is due and owing to the Vendor hereunder the Purchaser shall pay interest at the rate of 8% per annum above the base rate of Barclays Bank PLC from time to time (`the Prescribed Rate') on such outstanding amount from the due date for payment until the date of actual payment in cleared funds.

13.2 If Completion shall not have taken place by the Completion Date then the Purchaser shall pay interest on the Purchase Price less the Deposit at the Prescribed Rate from the Completion Date until Completion.

14.      GENERAL

14.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject mailer of this Agreement and supersedes and invalidates all other commitments representations and warranties relating to the subject mailer hereof which may have been made by the parties hereto either orally or in writing prior to the date hereof and which shall become null and void from the date this Agreement is signed.

14.2 This Agreement may not be released discharged supplemented interpreted amended varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the parties hereto.

14.3 All obligations imposed hereunder which remain to be fulfilled in whole or part after Completion shall remain in full force and effect notwithstanding Completion.

14.4 The Vendor will do such acts and things and execute such deeds and documents as may be necessary fully and effectively to vest in the Purchaser the Assets and to assure the Purchaser the rights hereby agreed to be granted.

14.5 In no event shall any delay failure or omission on the part of any of the parties hereto in enforcing exercising or pursuing any right power privilege claim or remedy arising hereunder be deemed to be or be construed as a waiver thereof or of any other such right power privilege claim or remedy or operate so as to bar the enforcement or exercise thereof in any other instance at any time or times thereafter.

14.6 None of the parties hereto shall disclose any information regarding the existence or contents of this Agreement to any third party prior to Completion except as may be required by the Rules of the Stock Exchange or by law.

14.7 All notices given by any party under this Agreement or pursuant to it shall be in writing and given to the party to be served at its address shown in this Agreement or at such other address as that party may have nominated in writing for that purpose. All notices may be served by personal delivery, first class registered or recorded delivery post, telex or by facsimile transmission. Any notice given by post shall be deemed to be received by the party to whom it was given 48 hours after posting (excluding Saturday, Sundays and U.K. bank and public holidays). Notices given by telex or facsimile shall be deemed to have been given 1 hour after successful transmission thereof.

14.8 This Agreement shall be governed by and construed in accordance with English law and each party agrees to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising under this Agreement.

15.      VENDOR

15.1 The Vendor is a company under administration. This Agreement is signed by the Insolvency Practitioner as administrator acting as agent for the Vendor.

15.2 The Insolvency Practitioner shall not incur any personal liability under the provisions of Section 19 of the Insolvency Act 1986 and the Purchasers hereby release the Insolvency Practitioner from any liability under such provision and release any charge over property created by such provisions.

15.3 The Insolvency Practitioner gives no warranty undertaking covenant for title or otherwise in relation to the Assets or any of them and shall be under no personal liability whatsoever with regard to any of the obligations contained on the part of the Vendor in this Agreement. The Insolvency Practitioner will not give any such warranty, undertaking or covenant in the assignment or any other transfer document to be provided by the Vendor on Completion. Any such assignment or transfer document shall contain a declaration to that effect.

15.4 These exclusions of liability shall be in addition and not in substitution for any right of indemnity or relief or remedy otherwise available to the Insolvency Practitioner and shall continue notwithstanding completion of this Agreement in whole or in part and shall arise and continue notwithstanding the termination of any agency and shall operate as a waiver of any claims against the Insolvency Practitioner in tort under or in relation to this Agreement





Signed by:


/s/: Timtec International Limited (in administration)

/s/: Leadsmart Limited

/s/: M. Iacovides (as insolvency practicioner)

                                 FIRST SCHEDULE

             DATE of this Agreement:                                 2000

             PARTIES:

PARTY                   NAME               ADDRESS OR REGISTERED TRADING OFFICE/
--------------------------------------------------------------------------------
                                                     Trading address

VENDOR           TIMTEC INTERNATIONAL           C/O JEFFREYS HENRY
                 LIMITED (IN                    JACOBS FERGUSSON
                 ADMINISTRATION)                HOUSE, 124/128 CITY
                                                ROAD, LONDON ECIV

Purchaser        Leadsmart Limited              Newhaven Business
Park,                                           Lowergate,Milnsbridge,
                                                Huddersfield HD3 4HS

Insolvency       C M Iacovides                  Jeffreys Henry
Practioner                                      Jacobs Fergusson
                                                124/128 City Road,
                                                London ECIV 2Nd


THE PREMISES
THE BUSINESS               The business or trade of interior contracting and
                              architectural Joinery
THE TRADE NAME             "Timtec"
THE TRANSFER DATE:         10th April 2000.
COMPLETION DATE:           18th April 2000.
THE PURCHASE PRICE:        SIX HUNDRED THOUSAND POUNDS ((pound) 600,000)



apportioned as to:
------------------
Business Contracts       (pound)50,000 (FIFTY THOUSAND POUNDS)
Equipment                (pound)450,000 (four hundred and fifty thousand pounds)

Goodwill                 (pound)100,000 (one hundred thousand pounds)

ADMINISTRATION:

Date of Appointment:     14 January 2000

Under Court Order of High Court of Justice, Chancery Division, Companies Court in a matter having the number:

SECOND SCHEDULE
---------------

                                    EQUIPMENT

As per attached inventory (2 pagees)

TIMTEC INTERNATIONAL LIMITED
----------------------------

         LIST OF PLANT & MACHINERY                            25th Februarv 2000
         -------------------------                            ------------------
         A Samco 'Unilev 15' horizontal continuous belt finisher
         A Wadkin double ended pedestal grinder
         Two UPC 'Pulsair AS 25' rotary screw compressors
         A 11(0 plastic sheet cutting machine
         An Ajax 'B-16L' bench drilling machine
         An Ajax 'AJBM 16' bench drilling machine
         A Nev-Dex 'MFA' dust extraction twit
         A Wadkin single ended tenoner
         A Wadkin thicknessing machine
         A Wadkin '1300' wide belt sander *
         An Interwood 'HEP' six daylight press
         A Schelling 'PS' beam saw
         An Ital glue spreader
         A Nay edging press
         A Wadkin 'EPA-692' spindle moulder with power feed
         A Wadkin BET' overhand planer
         A Kuper veneer stitching machine
         A Savi 'Viggoharson' guuillotine
         A SCM 'Si-JO' dimension saw

         A Sedgewick overhand planer/thicknessor
         A Wadkin 'EPA-692' spindle moulder with power feed
         A Cooksley rip saw bench
         A Wadkin 'BRA' radial cross-out saw
         An Air Pollution Equipment dust extraction system
         A Mitchell Air Power 'Devil Bliss' spray booth
         An MBK spray booth
         A Startrite verticle bandsaw with tilting table
         An Omega mitre saw with chill attachment
         A Wadkin pedestal type chisel morticer
         A JKO 'LT75O' twin head trimming machine
         An MEP circular cut-off saw
         An Air Plants Ltd dust extraction unit
         A Stanner rip bandsaw
         A Wadkin overhand surface planer/thicknessor
         A Weinig 'Rondanmt 929' profile grinder
         A Wadkin rip saw
         Two Wadkin cross-cut saws
         Two Wadkin spindle moulders with power feeds
         A Muti 'Ombi ES2B' morticer with digital readout
         A Wadkin 'LM' drill
         A Wadkin nanow band saw
         A lohannson overhand continuous belt sander

         A Dragon 'CE9S' wood shredder
         A Caterpillar 4000kg capacity diesel forklift truck
         A Wadkin 'UX' CNC router with Bosch controls
         A Giben '20003P' beam saw with MCX micro-controller
         An IMA 'Compact 820' edgebander
         An Ital 'Italpresse SCPI1O-S' press
         A Bonding Systems spray booth
         A Bonding Systems roller press
         A Bonding Systems static postformer
         A Gabbiani 'Ml-1622' double ended tenoner
         A Stiebig 'Standard 6620A' auto verticle panel saw with digital readout and dust collection bag
         An SCM 'M2' multi rap saw
         A Weinig 'U22B' multi-spindle moulder
         A Vertongen 'P04' tenoner
         A Boere 'TICS 1100' twin belt dmm sander
         A Stiebig '5220 AV/XYLG' automatic vehicle panel saw with digital readout
         A Rye 'M62400' CNC cutter/router and drilling machine with vacuum work bed
         An lnterwood 'FHIJ' 9' x 4 hydraulic veneer press
         An Interwood 'FHU' 8 x 4' hydraulic veneer press
         A Komatsu '1B30-3' 54491bs capacity electric fork lift truck with charger

                                 THIRD SCHEDULE

                               BUSINESS CONTRACTS


Contract with Lang Management Limited at Portcullis House, package no.

9506-- office shelving and worktops

                                 THIRD SCHEDULE
                                 --------------

                               BUSINESS CONTRACTS


Contract with Lang Management Limited at Portcullis House, package no.

9506-- office shelving and worktops

                               DATED MAY 12, 2000




                           (1) AMANDA LOUISE STAVELEY

                       (2) EUROTELECOM CORPORATION LIMITED

                                (3) Q.TON LIMITED






           SHARE PURCHASE AND SUBSCRIPTION AND SHAREHOLDERS AGREEMENT
                          RELATING TO AN INVESTMENT IN
                                  Q.TON LIMITED







                                MCGRIGOR DONALD
                                   SOLICITORS
                            63 Queen Victoria Street
                                     LONDON
                                    EC4N 4ST
                            Telephone: 0171 329 3299
                            Facsimile: 0171 329 4000
                         E-Mail: enquiries@mcgrigors.com
                       Web Site: http://www.mcgrigors.com

                                      INDEX

Clause                                                                      Page
--------------------------------------------------------------------------------
1        INTERPRETATION                                                       1
2        PURCHASE OF AND SUBSCRIPTION FOR SHARES                              4
3        COMPLETION                                                           5
4        MANAGEMENT                                                           6
5        WARRANTIES AND INDEMNITY                                             6
6        EXISTING SHAREHOLDER'S UNDERTAKINGS                                  8
7        INVESTOR DIRECTOR                                                    10
8        FUTURE TRANSACTIONS                                                  10
9        BOARD MEETINGS AND OTHER ADMINISTRATIVE MATTERS                      12
10       EXISTING SHAREHOLDER AND HER ASSOCIATE'S SHAREHOLDINGS               13
11       CONSENTS AND APPROVALS                                               14
12       ADHERENCE AND ASSIGNMENT                                             14
13       DISCLOSURE OF INFORMATION                                            14
14       COMPLIANCE                                                           14
15       SUPREMACY                                                            15
16       GENERAL                                                              15
17       NOTICES                                                              15
18       LAW AND JURISDICTION                                                 16

SCHEDULE

PART 1   THE EXISTING SHAREHOLDER                                             17
PART 2   THE COMPANY                                                          18
PART 3   WARRANTIES                                                           19
PART 4   THE PROPERTIES                                                       27
PART 5   MAIN TERMS OF SERVICE CONTRACT                                       28


AGREED FORM DOCUMENTS

NEW ARTICLES
RESOLUTIONS
TAX UNDERTAKING

THIS AGREEMENT IS MADE     MAY 12, 2000
---------------------------------------


BETWEEN

(1) AMANDA LOUISE STAVELEY of 76/78 High Street, Bottisham, Cambridge, Cambridgeshire, CB5 9BA (the "EXISTING SHAREHOLDER");

(2) EUROTELECOM CORPORATION LIMITED, a company registered in England under number 3184949 whose registered office is at Embankment House, Acorn Business Park, Woodseats Close, Sheffield S8 0TB (hereinafter together with its successors and assignees whomsoever called the "INVESTOR"); and

(3) Q.TON LIMITED, a company registered in England and Wales under number 3650382 whose registered office is at Shakespeare House, 42 Newmarket Road, Cambridgeshire, CB5 2LA (the "COMPANY").


INTRODUCTION

(A) The Company is a private company limited by shares incorporated in England under the Companies Act 1985 further details of which are contained in Part 2 of the Schedule.

(B) The authorised share capital of the Company is (pound)1,000,000 divided into 1,000,000 Shares of (pound)1.00 each, 650,000 of which Shares have been allotted and issued and are fully paid up and are held as set out in Part 1 of the Schedule.

(C) The Existing Shareholder is the beneficial owner and registered holder of the whole of the issued share capital of the Company.

(D) The Company carries on the business of the development and operation of conference centre facilities (the "Business").

(E) The Existing Shareholder and the Company and the Investor have agreed that the Investor will:-

         (i) purchase 235,625 Shares from the Existing Shareholder on the terms and subject to the conditions set out in this Agreement; and

         (ii)     subscribe for 162,500 Shares.


NOW IT IS HEREBY AGREED as follows:-

1        INTERPRETATION

1.1 In this Agreement (including the foregoing recitals), except where the context otherwise requires, the following words and expressions shall have the following meanings:-

         A SHARES means Shares which are reclassified as "A" ordinary shares of (pound)1.00 each in the capital of the Company pursuant to the Resolutions;

         ACCOUNTS the draft audited balance sheet and profit and loss account and the trading and profit and loss account of the Company as at and for the period ended on the Account Date together with the notes thereto and the directors' reports and the auditors' reports included therewith;

         ACCOUNTS DATE     30 October 1999;

         AGREED FORM       a form of words agreed between the Parties on or
                           prior to the date hereof and for the purposes of identification initialled by or on behalf of the parties;

         ASSOCIATE         (i)      in relation to an individual, any spouse,
                                    brother, sister or lineal ascendant or
                                    descendant and any company which is, or may be, directly or indirectly, controlled
                                    (within the meaning of Section 840 of the Taxes Act 1988) by any one or more of the foregoing; and

                           (ii) in relation to a company, any subsidiary or subsidiary undertaking or holding company of such company and any other subsidiary or subsidiary undertaking of any holding company of such company.

         B SHARES means Shares which are reclassified as "B" ordinary shares of (pound)1.00 each in the capital of the Company pursuant to the Resolutions;

         BOARD the board of directors of the Company as from time constituted;

         COMPLETION        means the completion of the purchase of the Sale
                           Shares and the subscription for the Subscription
                           Shares in accordance with this Agreement;

         DISCLOSURE LETTER the letter of even date with this Agreement containing disclosures to the Warranties from the Existing Shareholder to the Investor;

         EUROTELECOM SHARES means 794,000 shares of Class A common stock with a par value of US$0.01 each in the Capital of Eurotelecom Communications Inc., the Investor's holding company ("Eurotelecom");

         EVENT             has the meaning ascribed in the Tax Undertaking;

         GROUP together the Company and every other company which is for the time being a subsidiary or holding company of the Company;

         GROUP COMPANY     any company for the time being in the Group;

         INTELLECTUAL PROPERTY such of the following as may be owned, used or enjoyed by the Company or a Group Company:

                           patents, trademarks, service marks, registered designs, design rights, prototypes, trade names, business names, domain names and applications for any of the foregoing; the right to apply for registration of any of the foregoing in any part of the world; any similar or analogous rights in any country; copyrights, design rights or any similar or analogous rights in any country, inventions, know-how, confidential knowledge or experience available to the Company; all contracts and agreements relating to any of the foregoing to which the Company is entitled; drawings, blueprints, plans, specifications, data and descriptive material, technical files and reports, designs and the benefit of all research, development and design work;

         INVESTOR APPROVAL the approval of the Investor as referred to in Clause
                           11.1;

         INVESTOR DIRECTOR the director of the Company appointed to that office by the Investor pursuant to this Agreement and the New Articles;

         LISTING the admission of all or any of the share capital of the Company to the Official List of The International Stock Exchange of the United Kingdom and Republic of Ireland Limited or the grant of permission for the same to be traded on any alternative securities market of such Stock Exchange or the admission of the same to, or the grant of permission by any like authority for the same to be dealt in on, any other equivalent or similar share market;

         MANAGEMENT ACCOUNTS the management accounts in respect of the Company as at 30 April 2000 and in respect of the 6 month period commencing 1 November 1999 and ending 30 April 2000;

         NEW ARTICLES      the proposed new Articles of Association of the
                           Company (in Agreed Form);

         PARTIES subject as provided in Clause 12, the parties to this Agreement, and PARTY means one of them;

         PROPERTIES        the properties owned by the Company, details of which
                           are set out in Part 4 of the Schedule;

         PROSPECTUS        the prospectus issued by Eurotelecom in relation to
                           an admission to the Alternative Investment Market and a placing on or about 29 March 2000;

         RESOLUTIONS       the resolutions of the Company referred to in Clause
                           3.2.4;

         SALE SHARES       235,625 ordinary shares of(pound)1.00 each in the
                           capital of the Company owned by the Existing
                           Shareholder;

         SHARES shares in the capital of the Company (of whatever class);

         SHAREHOLDERS      collectively all (or, where the context requires,
                           some) of the holders of Shares from time to time;

         SUBSCRIPTION SHARES 162,500 B Shares to be subscribed for by the
                           Investor as provided in Clause 2.3;

         TAXATION          has the meaning ascribed in the Tax Undertaking;

         TAX UNDERTAKING   the tax undertaking in the Agreed Form granted by the
                           Existing Shareholder to the Investor;

         TAXES ACT         the Income and Corporation Taxes Act 1988;

         WARRANTIES        the undertakings, warranties and statements contained
                           in Clause 5 and Part 3 of the Schedule and each and any of them.

1.2 Where clauses or paragraphs in this Agreement and Parts of the Schedule contain the expression "to the best of the knowledge, information and belief of the Existing Shareholder" or "so far as the Existing Shareholder is aware" or phrases having a similar meaning or effect, they shall be deemed to be followed by the words "having made due and careful enquiry" in every case.

1.3 Words and expressions defined in the Companies Act 1985 (as amended by the Companies Act 1989) shall, unless the context otherwise requires, have the same meanings where used in this Agreement.

1.4 Headings are used in this Agreement for convenience only and shall not affect its construction or interpretation.

1.5 In this Agreement references to Parts of the Schedule are to parts of the schedule to this Agreement and references to Clauses are to clauses in this Agreement and, unless otherwise specified, references to paragraphs are to paragraphs of the clause in which such reference appears and references to Annexures are to annexures to this Agreement.

1.6 In this Agreement reference to a person includes any legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporate).

1.7 In this Agreement, unless the context does not so admit, reference to an individual or individuals shall include his/her or their respective executors and personal representatives.

1.8 In this Agreement, unless the context does not so admit, reference to the singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter.

1.9 References in this Agreement to any statute or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto.

2        PURCHASE OF AND SUBSCRIPTION FOR SHARES

2.1 The Existing Shareholder shall sell and the Purchaser shall purchase the Sale Shares with full title guarantee free from any charges, liens, encumbrances and other third party rights and with all rights attached thereto with effect from Completion in consideration for which the Investor shall procure the issue to the Existing Shareholder (or as she shall direct) of the Eurotelecom Shares.

2.2 The Existing Shareholder hereby represents and warrants to the Investor that she owns full legal and beneficial title to the Sale Shares and is entitled to sell and transfer the Sale Shares to the Investor free of all liens, charges, encumbrances and claims from third parties.

2.3 The Investor warrants and represents to the Existing Shareholder that the Eurotelecom Shares shall be validly issued credited as fully paid and free from any encumbrance or restriction, save as set out in the bylaws of Eurotelecom and the provisions of US securities laws as referred to in the Prospectus (a copy of which has been provided to the Existing Shareholder) and shall rank pari passu with the existing issued Class A common stock in the capital of Eurotelecom.

2.4 At the Completion, the Investor shall subscribe for the Subscription Shares at a price of (pound)4.615384615 per Share for an aggregate subscription amount of (pound)750,000 and the Company shall allot and issue the Subscription Shares to the Investor.

3        COMPLETION

3.1 Completion of the sale and purchase of the Sale Shares and the subscription for the Subscription Shares shall take place at the offices of the Investor's solicitors immediately following the execution of this Agreement.

3.2      At Completion:

         3.2.1 the Existing Shareholder shall deliver to the Investor a share transfer in respect of the Sale Shares together with the share certificates in respect of the Sale Shares;

         3.2.2 the Investor shall procure the allotment of the Eurotelecom Shares to the Existing Shareholder and as soon as practicable shall deliver to her a certificate for such Eurotelecom Shares;

         3.2.3 the Investor shall pay to the Company subscription monies of (pound)750,000 in respect of the Subscription Shares and the Company shall allot and issue the Subscription Shares to the Investor;

         3.2.4 the Existing Shareholder and the Company shall procure that the Resolutions shall be duly passed and such Resolutions shall include the following:-

                  (i) reclassification of such of the Shares purchased and subscribed for by the Investor pursuant to this Agreement as B Shares;

                  (ii)     reclassification of all other Shares as A Shares;

                  (iii) approval of the allotment and issue of the Subscription Shares;

                  (iv) approval of the registration of the Investor as the holder of the Sale Shares in the Register of Members (subject to stamping of the share transfer forms);

                  (v) approval of the issue to the Investor of a share certificate in respect of the Sale Shares and the Subscription Shares;

                  (vi) approve the appointment of David Linell and Philip Derry as Investor Directors;

         3.2.5 the Existing Shareholder shall deliver the duly executed Tax Undertaking to the Investor.

4        MANAGEMENT

4.1 The Parties agree that the Company shall continue to be managed by its existing management personnel (including the Existing Shareholder), subject to the direction of the Board, and that at all times all such management personnel shall enter into written employment agreements with the Company on terms approved by the Board.

4.2 The Existing Shareholder agrees that she shall enter into a service contract with the Company as soon as practicable following Completion, the main terms of which are set out in Part 5 of the Schedule.

4.3 The Investor shall procure that the Existing Shareholder shall be appointed as a director of Eurotelecom as soon as practicable following Completion on terms to be agreed between the parties acting reasonably, subject to the Existing Shareholder providing a completed Directors Questionnaire to Eurotelecom in terms which are satisfactory to Eurotelecom.

4.4 The Parties agree that all intellectual property rights developed by the Company in the course of its business shall be owned by and registered to the Company.

4.5 The Parties agree that all employees engaged by the Company shall be required to enter into employment agreements with the Company under the terms of which, inter alia, any intellectual property rights devised, invented or developed by any employee(s) during the course of their employment or in the operation of the Company's business shall be legally and beneficially owned by the Company.

5        WARRANTIES AND INDEMNITY

5.1 In consideration of the Investor agreeing to enter into this Agreement, to purchase the Sale Shares and to subscribe for the Subscription Shares, the Existing Shareholder hereby represents and warrants to the Investor in the terms set out in Part 3 of the Schedule.

5.2 In consideration of the Investor agreeing to enter into this Agreement, to purchase the Sale Shares and to subscribe for the Subscription Shares, the Company hereby represents and warrants to the Investor in the terms set out in Part 3 of the Schedule.

5.3      The Warranties shall be given at the date of Completion.

5.4 The Existing Shareholder and the Company acknowledge that they are aware that the Investor, when agreeing to purchase the Sale Shares and subscribe for the Subscription Shares is or will be relying on the accuracy of the Warranties (save only as disclosed in the Disclosure Letter) and on the Tax Undertaking. The Warranties and the Tax Undertaking shall survive Completion of the purchase of the Sale Shares and the subscription for the Subscription Shares by the Investor.

5.5 Each Warranty which is set out in a separate paragraph, or which could be treated as a separate Warranty, shall be construed independently of any other to the intent that the rights of the Investor under, and the meaning given to, any one such Warranty shall not be restricted by reference to any other Warranty.

5.6 If the Investor makes a claim against the Existing Shareholder in relation to any breach of Warranty but, in relation to the same subject matter, does not make (or, having made, does not succeed with), any claim against the Company under Clause 5.2, the Existing Shareholder shall not have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the Company or any other Group Company in respect of any such claim and the Existing Shareholder hereby confirms to the Investor that neither the Company nor any Group Company has entered into or will enter into any indemnity or other agreement or arrangement concerning the liabilities of the Existing Shareholder for any breach of the Warranties.

5.7 The Existing Shareholder and the Company shall not be liable in respect of any claim under the Warranties to the extent that the matter or matters giving rise to such a claim are fairly disclosed in the Disclosure Letter. The Existing Shareholder and the Company each undertake to the Investor that any particulars of such matter or matters are true and accurate in all material respects and are not misleading in any material respect.

5.8 The aggregate liability of the Existing Shareholder in respect of any breach or breaches of the Warranties and the Tax Undertaking shall be limited to a maximum sum of (pound)750,000 ("the Maximum Amount").

5.9 Neither the Existing Shareholder nor the Company shall have any liability under the Warranties and the Tax Undertaking unless and until the liability thereunder exceeds (pound)35,000 and thereafter the Existing Shareholder shall be liable for the entire amount up to the Maximum Amount.

5.10 The Existing Shareholder and the Company shall not be liable in respect of any claim under the Warranties or the Tax Undertaking (as the case may be) unless the claim shall have been notified to her before the expiry of a period of 12 months from Completion in the case of a claim under the Warranties and 36 months from Completion in the case of a claim under the Tax Undertaking. Any claim so notified will cease to be recoverable if legal proceedings in respect of such claim have not been commenced within 15 months from Completion in the case of a claim under the Warranties and 48 months from Completion in the case of a claim under the Tax Undertaking (unless settled, compromised or withdrawn within such period). In this respect, legal proceedings shall include commencement of any agreed arbitration. Notice of a claim shall include reasonable details of the nature and substance of the claim.

5.11 No liability or increase in liability (as the case may be) shall attach to the Existing Shareholder or the Company in respect of a claim under this Agreement to the extent that such claim arises or is increased as a consequence of a change in the law after the date hereof.

5.12 In the event that the Company is entitled to recover from a third party (whether by payment, discount, credit, relief or otherwise howsoever) any sum in relation to any loss, liability or damage which is the subject of a claim under the Warranties or the Tax Undertaking, the Company shall take (at the expense of the Existing Shareholder) such reasonable steps or proceedings as she may reasonably require and shall act in accordance with any such requirements subject to the Company being indemnified by the Existing Shareholder against all reasonable costs and expenses incurred in connection therewith and shall keep the Investor promptly informed of the progress of any such steps, proceedings or actions.

5.13 In the event of the Existing Shareholder or the Company having paid to the Investor an amount in respect of a claim under the Warranties or the Tax Undertaking and subsequent to the date of making such payment the Investor recovers from a third party (whether by payment, discount, credit, relief or otherwise howsoever) a sum which is referable to that payment then the Investor shall as soon as reasonably practicable repay to the Existing Shareholder or the Company of so much of the amount paid by the third party as does not exceed the sum paid by the Existing Shareholder or the Company to the Investor less the reasonable costs of the Investor in recovering such sum.

5.14 If any claim under the Warranties shall arise by reason of some liability of the Company which, at the time the claim is notified to the Existing Shareholder, is contingent only, the Existing Shareholder shall not be under any obligation to make any payment to the Investor in respect of such claim until such time as the contingent liability shall become an actual liability.

5.15 Nothing herein or in the Warranties shall be deemed to relieve the Investor from any common law or other duty to mitigate any loss or damage incurred by it.

5.16 Any amount paid by the Existing Shareholder to the Investor in respect of any breach of the Warranties shall be treated as a reduction in the consideration for the Sale Shares.

5.17 The Investor warrants to the Existing Shareholder that the Investor has power to enter into this Agreement and to perform the obligations expressed to be assumed by it and the Investor and Eurotelecom have taken or will, as soon as reasonably practicable, take all necessary corporate action to authorise the execution, delivery and performance of this Agreement and the issue of the Eurotelecom Shares.

6        EXISTING SHAREHOLDER'S UNDERTAKINGS

6.1 In consideration of the Investor entering into or becoming party to this Agreement, the Existing Shareholder undertakes to the Company (for itself and as agent and trustee for each Group Company from time to time) and (as a separate undertaking) to the Investor that:-

         6.1.1 for so long as the Existing Shareholder is employed by the Company or any other Group Company she will devote such time and attention to the business of the Group as is required for the proper performance of her duties as Chief Executive Officer and will use her best endeavours to develop the business and interests of the Group and will not be concerned with any other business either which is in competition with the Business without the prior written approval of the Investor Director or which interferes with the proper performance of her duties as Chief Executive Officer;

         6.1.2 upon her ceasing (whether of her own volition or otherwise) to be employed by or to be a director of any Group Company she will not for a period of one year from the date of such cessation (or, if she ceases to be an employee on a different date from that on which she ceases to be a director, the later of such dates) (the "Cessation Date"), whether on her own account or on behalf of the person, firm or company:-

                  6.1.2.1 solicit (in connection with any business of a type then carried on by the Group) interfere with or endeavour to entice away from any Group Company any person, firm or company who at any time during the period of one year immediately preceding such cessation, was either to her knowledge a material customer, client, supplier, agent or an employee (not being a junior employee) or consultant (by whatever title called) of a Group Company; or

                  6.1.2.2 seek to disrupt or otherwise interfere with or prejudice the continuance of the supply of goods or services to any Group Company or the terms of any such supply; or

                  6.1.2.3 carry on, engage in or be concerned or interested either as principal or as a partner or employee of any other person within the United Kingdom in any business or activity which competes with the Business or any other businesses and activities (or, if more than one, any of them) in which any Group Company is engaged at the date of such cessation and with which the Existing Shareholder has had any personal involvement;

         6.1.3 she will not at any time after the Cessation Date represent herself as still being (i) an employee or a director of or as otherwise having any authority to act on behalf of any Group Company or (ii) save only in respect of any shareholding in the Company for so long as she retains the same, otherwise interested in any Group Company or its business and affairs;

         6.1.4 she will not at any time whilst an employee, director or otherwise interested in the Group (save in so far as is reasonably necessary to fulfil his duties to the Group) or at any time thereafter, directly or indirectly use or disclose or communicate to any person, firm or company any information concerning the internal or external affairs, business methods, processes, systems, inventions, plans or research and development of the Group or those of its customers, clients or suppliers and which may be reasonably regarded as being confidential to the Group or to such persons (other than information which the Existing Shareholder is required to disclose by law or which is for the relevant time being in the public domain other than by reason of wrongful disclosure of the same by the Existing Shareholder) and will use her reasonable endeavours to prevent the publication or disclosure of any such information by any third party.

6.2 Nothing in Clause 6.1 shall prevent or restrict the Existing Shareholder from and in continuing her existing business interests including without limitation her involvement in the establishment (including taking a shareholding in) and management of Project Darwin (a proposed incubator unit in Cambridge with conference facilities, details of which have been provided to the Investor).

6.3 The Existing Shareholder hereby acknowledges that the foregoing undertakings and agreements by and on her part are part of the consideration afforded to the Investor in return for its agreement to purchase the Sale Shares and subscribe for the Subscription Shares and that (after taking legal advice) she considers the foregoing restrictions and agreements to be reasonable and necessary for the protection of the legitimate commercial interests of the Investor. It is hereby agreed that if any such undertaking or agreement is held to be void or invalid but would not have been so held if part of the wording were deleted or its extent reduced, then such undertaking shall apply with such deletions or reductions as may be necessary to make the same valid and enforceable.

6.4 The Existing Shareholder hereby warrants and undertakes to the Company and the Investor that she is free to continue her employment with the Company and (as the case may be) is not or will not be in breach of any other contract of employment (whether past or now subsisting) or be liable to any action (whether for damages, injunction, specific performance or otherwise) relating to any such contract or be in breach of any duty of confidence or any undertaking or arrangement relating to any industrial or intellectual property rights or be liable to any action (whether for damages, injunction, specific performance or otherwise) relating to any continuous or continuing obligations under any such contract, and that any Group Company is free to offer or continue (as the case may be) her employment without being liable to any other person for so offering or continuing such employment and subsequently employing her.

6.5 The Existing Shareholder hereby agrees and accepts that if she shall commit a material breach of the provisions of Clause 6.1 and (if such breach is capable of remedy) if the Existing Shareholder shall fail to remedy the same having been given notice by the Investor or the Company so to do then, such breach shall be deemed to constitute, for the purposes of the Existing Shareholder's contract of employment with the Company serious misconduct on the part of the Existing Shareholder and, accordingly, render the Existing Shareholder liable to summary dismissal (without claim for compensation) from her employment by the Company forthwith without liability or payment of compensation. If the Existing Shareholder becomes liable to summary dismissal pursuant to the foregoing provisions of this Clause then the Company shall, upon request in writing by the Investor, forthwith dismiss the Existing Shareholder from her employment by the Company.

7        INVESTOR DIRECTOR

7.1 It is agreed between the Parties that the Investor shall have the right to appoint and remove two Investor Directors (and to replace any such persons from time to time) and to appoint alternate directors from time to time and the Company shall reimburse the Investor Directors for all out of pocket expenses reasonably incurred by them in connection with the performance of their duties as directors of the Company.

8        FUTURE TRANSACTIONS

8.1 The Company hereby undertakes to the Investor that, save with Investor Approval:-

         8.1.1 save in respect of borrowings from the Company's bankers within the limit referred to in Clause 8.1.2 below, no Group Company shall create or issue or allow to come into being any mortgage, charge, lien or other encumbrance (save for liens arising in the ordinary course of business) upon the whole or any part of its undertaking, property or other assets or uncalled capital or revenue or create or issue any debenture or debenture stock;

         8.1.2 no Group Company shall borrow any monies or obtain any advance or credit (other than normal trade credit) if as a result of such borrowing, advance or credit the aggregate amount of all borrowings by the Group (excluding existing borrowings) would exceed (pound)25,000;

         8.1.3 no Group Company shall sell, assign, factor, discount or otherwise dispose of all or any material part of its debts or any interest therein;

         8.1.4 save to the extent provided for in any annual budget which has been approved by the Investor Director, no Group Company shall acquire or agree to acquire any fixed or capital asset or make or agree to make any capital expenditure except, in any single accounting period of the Company, for individual items not in excess of (pound)1000, provided always also that the excess of capital expenditure over budget does not exceed (pound)5,000 for the relevant financial year;

         8.1.5 no Group Company shall increase, reduce or otherwise alter its authorised or issued share capital or its capital structure or grant any options or other like rights to acquire any Shares or securities convertible into Shares or make any payment to any person (whether or not a member) for giving up his right to any share capital on its cancellation or extinguishment;

         8.1.6 no Group Company shall establish any pension, bonus, profit sharing or other incentive scheme or plan for directors and/or employees;

         8.1.7 no Group Company shall alter its Memorandum or Articles of Association or, in the case of any overseas subsidiary, its equivalent documents;

         8.1.8 no Group Company shall take any steps to have any Group Company wound up whether for the purposes of amalgamation or reconstruction or otherwise unless a registered insolvency practitioner shall have advised that such Group Company is required to be wound up by reason of having become insolvent;

         8.1.9 no Group Company shall sell, transfer, lease, assign or grant any licence in respect of, or otherwise dispose of the whole or any material part of its undertaking, property or other assets (whether by one transaction or a series of transactions whether related or not) other than the sale of current assets in the ordinary course of trading;

         8.1.10 no Group Company shall sell, transfer or otherwise dispose of any subsidiary or associated company or any shares or any interest therein;

         8.1.11 no Group Company shall give any guarantee or indemnity other than in the ordinary course of trading;

         8.1.12 no Group Company shall make any loan or advance or provide any credit other than:-

                  8.1.12.1 for the deposit of monies with a bank which is an authorised institution under the Banking Act 1987;

                  8.1.12.2 normal trade credit;

                  8.1.12.3 loans to employees of such Group Company not
                           exceeding(pound)500 at any one time outstanding in the aggregate;

         8.1.13 no Group Company shall subscribe for, purchase or acquire any shares, debentures, debenture stock, mortgages or securities or interest in any other company, trust, partnership or other body (in each case whether or not having separate legal personalities);

         8.1.14 no Group Company shall incorporate or otherwise set up or acquire any subsidiary or associated company or new business or any interest therein or, other than in the ordinary course of business, acquire or dispose of any material assets;

         8.1.15 no Group Company shall enter into any joint venture, partnership, consortium or other similar arrangement;

         8.1.16 no Group Company shall make any material change in the nature of its business;

         8.1.17 no Group Company shall enter into any contract or other agreement or transaction or other arrangement otherwise than in the ordinary course of trading and on an arms length basis;

         8.1.18 no Group Company shall change any auditor, or its accounting reference date or its accounting policies (save where required to do so by any legislation or authority);

         8.1.19 otherwise than at a meeting of the Board, no Group Company shall appoint or remove any director or appoint any committee of its board of directors or take any decisions which are material to the Group as a whole;

         8.1.20 no Group Company shall, in relation to any such senior executive as is referred to in Clause 8.1.21 below agree to or accept any material variation in his or her terms of employment (including any increase in emoluments), give any such consent (if any) as is referred to in his or her contract of employment, waive, or agree to take no action in respect of any material breach by any such person of his or her contract of employment or terminate the employment of any such person;

         8.1.21 no Group Company shall employ or agree to employ (i) any senior executive (being an employee whose emoluments and pension benefits shall be at an annual rate in excess of (pound)50,000); or (ii) any person on terms such that such employment may not lawfully be terminated by such Group Company without compensation upon three months' notice or less;

         8.1.22 in the case of the Company or any other Group Company which is not a wholly-owned subsidiary of the Company, declare or pay any dividend (except out of cash resources not required for the Company's business) or make any distribution or agree to capitalise any reserves or apply any amount for the time being standing to the credit of its share premium account or capital redemption reserve for any purpose; and

         8.1.23 the Company shall not appoint any merchant bank or other adviser to advise in relation to a Listing or takeover or agree to the terms of appointment (including remuneration) of any such bank or other adviser.

8.2 The Existing Shareholder agrees and undertakes to the Investor that she shall procure all business opportunities or ventures which relate to the Company's Business which are identified or pursued by the Existing Shareholder shall be introduced to the Company to give the Company the opportunity to participate therein as soon as reasonably practicable and the Parties acknowledge that it is their intention to develop further new business opportunities within the business operations of the Company.

8.3 Each Group Company shall insure with an insurance company of repute and keep so insured itself and all its assets against appropriate risks to the extent of and in accordance with good commercial practice.

9        BOARD MEETINGS AND OTHER ADMINISTRATIVE MATTERS

         The Company agrees with the Investor that:-

9.1 (unless an Investor Director from time to time agrees otherwise) a meeting of the Board shall be convened and held at least once in every quarter or more frequently as required;

9.2 (unless an Investor Director agrees otherwise in relation to any particular meeting), there shall be given to the Investor and each director of the Company (including each Investor Director) reasonable prior written notice of any meeting of the Board and every such notice shall be accompanied by a written agenda specifying the business of such meeting;

9.3 no business shall be transacted at any meeting of the Board save for that specified in the agenda for such meeting unless all Directors shall otherwise agree;

9.4 the Company shall provide to the Investor such financial and other information concerning the Group as the Investor may from time to time require and in that regard shall permit any officer or authorised representative of the Investor from time to time upon reasonable prior notice to inspect (and take copies of) such of the books, papers, documents and other records of any Group Company as such person may stipulate and shall in any event provide to the Investor:

         9.4.1 within two weeks after the end of each month, management accounts for the Group in respect of such month and each preceding month during the relevant financial year, such management accounts to contain trading and profit and loss accounts, balance sheets, cashflow forecasts and details as to forward forecasts be in such format as the Board may from time to time agree;

         9.4.2 within fourteen days after each meeting of the Board of or any committee of the Board, minutes in respect of such meeting; and

         9.4.3 within seven days of the Company becoming aware of the same, details of any litigation or arbitration or other like proceedings being commenced or threatened against any Group Company (other than proceedings for the recovery of debts not in excess of (pound)5,000); and

         9.4.4 promptly upon the same becoming available, documents concerning transactions or events which are or may be material to the business and affairs of the Group;

9.5 the Company shall (insofar as it is able) procure that the statutory audited consolidated accounts of the Group are prepared and sent to Shareholders within three months of the last day of the period to which they relate;

9.6 the Company shall provide to the Investor and the Investor Director not later than 30 days prior to the end of any financial year of the Company a draft detailed operating plan and financial budget for the Group for the next succeeding financial year and, not later than the end of each financial year (but after consultation with and obtaining the approval of the Investor Director (and the Investor in the case of proposed capital expenditure)) the Board shall adopt a plan and budget as aforesaid for the next succeeding financial year; and

9.7 following the adoption of any such plan and budget as aforesaid, save with the prior approval of the Board, no Group Company shall (so far as the same lies within its control) either depart from any of the general strategies, policies or plans laid down thereby or make any material expenditure or incur any material liabilities which are not contemplated therein or are in excess of those contemplated thereby.

10       EXISTING SHAREHOLDER AND HER ASSOCIATE'S SHAREHOLDINGS

10.1 The Existing Shareholder hereby undertakes to the Investor that, save with Investor Approval or as required by the New Articles or as permitted under Clause 10.2, she will not, and shall procure that her Associates will not, for so long as the Investor owns any "B" Shares dispose of or agree to dispose or enter into any agreement or arrangement (including any mortgage or charge) by virtue of which she will or may become obliged to dispose of all or any Shares of which she or her Associates are now or may subsequently become the registered holder and/or beneficial owner, or of any interest therein.

10.2 The Existing Shareholder (or an Associate of the Existing Shareholder) may make any such transfer of a Share which is permitted under the terms of the New Articles provided that, as a pre-condition of so doing, the Existing Shareholder shall procure that the proposed transferee shall have undertaken in terms acceptable to the Investor in favour of the Investor (and in such form as the Investor may reasonably require) (i) acknowledging that he will fall to be treated as an Associate of the Existing Shareholder for the purposes of this Agreement and the New Articles and (ii) covenanting to be bound by the provisions of this Agreement (including Clause 10.1 but excluding the Warranties and Clauses 6.1.1 to 6.1.3 inclusive) to such extent as the Investor may reasonably require.

11       CONSENTS AND APPROVALS

11.1 For the purposes of this Agreement the expression "Investor Approval" means, subject as provided in Clause 11.3, the prior written consent or approval of the Investor.

11.2 At any time when, and for so long as, there are no Investor Directors in office as directors of the Company any reference in this Agreement to the consent or approval of the Investor Directors shall take effect as reference to such other persons (if any) as the Investor shall have, by written notice to the Company, designated for this purpose or, failing any persons being so designated, to Investor Approval.

11.3 The Investor may, by notice to the Company, delegate to an Investor Director or such other person (if any) as they think fit, the right to give or decline to give on behalf of the Investor consent or approval to any matter in relation to which Investor Approval is required to be sought under the terms of this Agreement. The Investor may, by further notice to the Company, terminate any such delegation at any time and for any reason.

12       ADHERENCE AND ASSIGNMENT

12.1 Notwithstanding any provision of this Agreement or the New Articles to the contrary no allotment or transfer of any Share shall be made or entered into or registered unless or until the proposed allottee or transferee (as the case may be), if not already a party to this Agreement, has entered into an agreement in terms acceptable to the Investor in favour of the Company and the Shareholders covenanting to be bound by the terms and conditions of this Agreement, including this Clause but excluding the Warranties and Clauses 6.1.1 to 6.1.3 inclusive, in such manner and to such extent as the Company and the Investor may reasonably require.

12.2 Subject as provided in Clause 12.3, the rights of each of the Parties under this Agreement are personal and may not be assigned or otherwise transferred save with the prior written consent of the other Parties.

12.3 If the Investor transfers any Shares to a third party in accordance with the New Articles then the Investor may assign to such third party all or any part of its rights under this Agreement (save for the Warranties and the Tax Undertaking) and following any such transfer (and subject to any compliance by the third party with Clause 12.1) such third party shall, as from the date of such transfer, be treated if it were also "the Investor" for all purposes of this Agreement.

13       DISCLOSURE OF INFORMATION

         Save as required by law or in relation to information which is publicly available (other than by reason of any wrongful disclosure of the same), none of the Company, the Existing Shareholder or the Investor shall make any announcement concerning or otherwise disclose or divulge any information concerning the Investor's involvement with or interest in the Company including (without limitation) any of the terms set forth in this Agreement except to the extent otherwise agreed in writing by all of the Parties.

14       COMPLIANCE

14.1 The Company undertakes to the Investor that it will procure that each Group Company for the time being shall observe and perform the provisions of this Agreement to be observed and performed by a Group Company.

14.2 The Existing Shareholder shall, insofar as it lies within her power for the time being, take all action necessary to ensure compliance by the Company and each Group Company with its obligations and other commitments both under this Agreement and the New Articles.

15       SUPREMACY

         In the event of any conflict between the terms of this Agreement and the New Articles then, as between the Parties hereto, the provisions of this Agreement shall prevail and, if so required by the Investor, the Parties shall procure that the New Articles shall be amended to such extent as the Investor may reasonably require in order that such conflict be removed.

16       GENERAL

16.1 Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto or any of them and no Party shall hold himself out as an agent for any other Party save with the prior consent of such other Party.

16.2 The Agreement represents the entire agreement between the Parties in relation to the matters the subject matter hereof.

16.3 The rights of the Investor under this Agreement are independent, cumulative and without prejudice to all other rights available to it and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other rights the Investor may have whether under this Agreement or otherwise.

16.4 The Company and the Existing Shareholder shall procure the passing of such resolutions, execute such documents and waivers and generally do everything further required by the Investor effectively to comply with their obligations under this Agreement and to vest the full benefit of this Agreement in the Investor.

16.5 Each of the Parties to this Agreement shall bear his or its own legal costs in respect thereof.

16.6 No variation of this Agreement shall be binding on any Party hereto unless and to the extent that the same is recorded in a written document executed by such Party but where any such document exists and is so signed such Party shall not allege that the same is not binding by virtue of an absence of consideration.

17       NOTICES

17.1 Any notice given under or in connection with this Agreement shall be in writing and signed by the Party giving notice.

17.2 The respective addresses for service of notices under this Agreement shall be those set out at the outset of this Agreement provided however that any Party may, by written notice to the others, substitute another address for the service of notices on that Party hereunder.

17.3 Notices may be given by being delivered to the notice address of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by facsimile (in which case the notice shall be deemed to be served upon completion of the transmission) or by being sent by first class post (in which case the notice shall be deemed to be served 24 hours after time of posting). Notices deemed served after 6.00pm on any day shall be deemed served at 9.00am on the next following business day.

17.4 In proving service of any notice, it shall be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted or that the facsimile was transmitted to the correct number, as the case may be.

18       LAW AND JURISDICTION

         This Agreement shall be governed by the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the English Courts.


EXECUTED as a DEED by the Parties hereto on the day and year first before written:-

                                    SCHEDULE

                                     PART 1

                            THE EXISTING SHAREHOLDER



NAME AND ADDRESS                                   NUMBER OF SHARES
                                                   OWNED AND HELD

Amanda Louise Staveley                             650,000
76/78 High Street
Bottisham
Cambridge
Cambridgeshire
CB5 9BA

                                     PART 2

                                   THE COMPANY



DATE OF INCORPORATION:             15 October 1998

REGISTERED OFFICE:                 42 Newmarket Road, Cambridge, Cambridgeshire,
                                   CB5 2LA

SHARE CAPITAL AUTHORISED:          (pound)1,000,000

SHARE CAPITAL ISSUED:              (pound)650,000

SHAREHOLDERS                       NO OF SHARES HELD

Amanda Louise Staveley             650,000

DIRECTORS:                         Amanda Louise Staveley
                                   Andrew Burchall

SECRETARY:                         Lynda Harford

ACCOUNTING REFERENCE DATE:         30 October

AUDITORS:                          Saffery Champness

MORTGAGES, DEBENTURES
  AND OTHER CHARGES:               Charge contained in Escrow Agreement dated 3
                                   September 1999 in favour of The Master
                                   Fellows and Scholars of Trinity College
                                   Cambridge.

                                     PART 3

                                   WARRANTIES



1        INFORMATION

1.1 The information set out in the Recitals to this Agreement and in Parts 1 and 2 of the Schedule is true, complete and accurate.

1.2 All written information annexed to the Disclosure Letter are true and complete copies of the originals.

1.3 All forecasts and projections in respect of the Company were prepared in good faith and after careful consideration and on the basis of assumptions which were and remain fair and realistic and neither the Existing Shareholder nor the Company is now actually aware of any fact or matter which will, or is likely to, result in any of such forecasts or projections not being achieved.

2        SHARE CAPITAL

         Save as created by this Agreement, there is no outstanding right to call for the issue of any share or loan capital of any Group Company.

3        ACCOUNTS

3.1 The Accounts were prepared in accordance with applicable accounting practice, comply with the requirements of the Companies Acts 1985 and give a true and fair view of the financial position of the Group at the Accounts Date and of the results for the period then ended.

3.2 The Management Accounts have been properly prepared in accordance with applicable accounting practice and using policies consistent with those adopted in the preparation of the Accounts and fairly reflect in all material respects the financial position of the Group as at 30 April 2000 and for the six month period then ended.

3.3 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company are in its possession and fairly reflect the transactions of the Company in all material respects.

4        EVENTS SINCE THE ACCOUNTS DATE

4.1 Since the Accounts Date, no Group Company has entered into any transaction or done any such act or thing as is referred to in Clause
         8.1 save as expressly referred to or provided for in this Agreement and in addition (but without prejudice to the generality of the foregoing) each Group Company:-

         4.1.1 has carried on its business as a going concern in, and only in, the ordinary course;

         4.1.2 has not incurred any liability other than in the ordinary course of its business;

         4.1.3 has not entered into (whether in the ordinary course or not) any long term, substantial, onerous or unusual obligations or transactions including (without limitation) any capital commitment involving more than (pound)5,000;

         4.1.4 has not made (or agreed to make) any change in the basis or amount of the emoluments of or benefits for its directors or any of its employees;

         4.1.5 has not paid, declared or made (or agreed so to do) any dividend or other distribution;

         4.1.6 has not acquired or set up (or agreed so to do) any new business, branch or subsidiary; and

         4.1.7 has not borrowed any moneys except from its bankers in the ordinary course of business and within the limits of the facilities available to it from such bankers.

4.2 Since the Accounts Date there has not been any deterioration in the financial position or prospects of the Group (whether in consequence of normal trading or otherwise).

5        DEBTS

5.1 So far as the Existing Shareholder is aware, all debts now owing to the Company are good and collectable in full in the ordinary course of business within 60 days of the date of this Agreement.

6        ASSETS

6.1 No asset in the actual, reputed or apparent possession or ownership of a Group Company, or which is reflected in the Accounts or in the Management Accounts was or is being acquired on terms that title or any security or other interest therein was reserved to any other party, or was or is being acquired under any bill of sale, hire or hire purchase agreement, conditional sale, credit sale, deferred payment or similar agreement, and each such asset is (save to the extent that it has been profitably sold in the ordinary course of normal trading) in the beneficial ownership and sole possession and control of such Group Company.

7        EMPLOYMENT

7.1 The individuals named in the Disclosure Letter are all of the directors, officers and employees of the Company and their terms and conditions of employment set out therein are true, accurate and complete in all material respects. There is no person who has accepted an offer of employment made by the Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance.

7.2 There is not in existence any contract of employment with any employee of a Group Company which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

7.3 No Group Company owes any amounts to, or has any outstanding obligations in respect of, any present or former directors, employees or shareholders of such company other than remuneration accrued during the month in which this Agreement has been entered into.

7.4 Save to the extent (if any) to which provision or allowance has been made in the Accounts:

         7.4.1 no Group Company has any liability for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment or for services; and

         7.4.2 no gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

7.5 There is no arrangement to which any Group Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any of the employees, directors or officers or any former employee or former director or former officer of any Group Company (or to any spouse or dependant of any of them) on retirement, on death or in the event of disability or sickness or in other similar circumstances.

7.6 All Intellectual Property which is or has been devised, invented or developed by an employee of any Group Company during the course of their employment has been assigned to and/or is solely and beneficially owned by such Group Company and no employee of any Group Company has acquired any rights in any Intellectual Property which has been devised, invented or developed by such Group Company.

7.7 The Company is not and never has been a party to and has no obligation and never has had any obligation to provide and does not participate in or contribute to and never has participated in or contributed to any pension scheme.

8        AUTHORITIES

8.1 So far as the Existing Shareholder is aware, each Group Company has obtained and complied with all permits, authorities, licences and consents (whether granted by public of private authority) necessary or used to carry on its business effectively and without hindrance in the manner and in the places in which its business is now carried on and there are no circumstances known to her which are likely to lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which restricts the fields within which it may carry on its business.

9        LITIGATION

9.1 No Group Company is engaged in, nor is any officer of any Group Company engaged in, any legal proceedings (including litigation, arbitration, prosecution or any hearing before any tribunal or official body). There are no such proceedings pending or threatened and so far as the Existing Shareholder is aware, there has been no act, omission or other occurrence which will or is likely to give rise to any such proceedings.

9.2 There is no judgement or order of any court, tribunal or official body against any Group Company or any officer which has not been fully satisfied or discharged.

10       APPLICABLE LEGISLATION

10.1 No notice has been received that any Group Company is in breach of any legislation or regulations nor, so far as the Existing Shareholder is aware, is any Group Company in material breach of any such legislation or regulations.


11       RECORDS AND DOCUMENTS

11.1 The copies of the Memorandum and Articles of Association (having attached thereto copies of all resolutions and agreements referred to in Section 380 of the Companies Act 1985) of each Group Company delivered to the Investor prior to the date hereof are true and complete copies.

11.2 The register of members of each Group Company is correct, there has been no notice of any proceedings to rectify the register and there are no circumstances which might lead to any application for rectification of the register.

11.3 Each Group Company has kept duly made up all requisite books of account, statutory registers and records and these and all other documents (properly stamped where necessary) belonging to or which ought to be in the possession of each Group Company are in its possession.

11.4 All documents requiring to be filed with the Registrar of Companies by each Group Company have been properly made up and punctually filed.

12       INSURANCE

         Details of the current insurance cover of the Company are set out in the Disclosure Letter.

13       COMPANY AGREEMENTS

13.1 So far as the Existing Shareholder is aware, no Group Company has committed, or omitted to do, any act or thing which could give rise to any fine or penalty, nor is any Group Company a party to any agreement or practice or arrangement which in whole or in part is in breach of any legislation or regulation.

13.2 No Group Company is party to any contract, transaction, arrangement or liability:-

         13.2.1 which is outside the ordinary course of business of a company which develops and operates conference centre facilities;

         13.2.2 in respect of which such Group Company is in material default in respect of any obligation or restriction binding upon it;

         13.2.3 in respect of which such Group Company has received any notice of any claim for misrepresentation or breach of contract; or

         13.2.4 which includes a "change of control" or "change of management" clause which might result in termination of such contract, transaction or arrangement following completion of the transactions recorded in this Agreement.

13.3 No Group Company is party to any contract, transaction or arrangement for the provision of services by the Company which is of a loss-making nature (i.e. known to be likely to result in a loss of more than (pound)500 to such Group Company on completion or performance).

14       LOANS AND FINANCIAL FACILITIES

14.1 No Group Company has made or obtained any loans which now remain outstanding in whole or in part.

14.2 No Group Company has any loan capital or debenture or any mortgage, charge, lien (other than a lien arising in the ordinary course of business) or other encumbrance over any of its assets.

14.3 No Group Company has any liability (present, future, ascertained or contingent) under:-

         14.3.1   any guarantee, surety, bond or similar obligation; or

         14.3.2 any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

15       LIABILITIES TO THE EXISTING SHAREHOLDER

15.1     No Group Company has any liability to:-

         15.1.1 the Existing Shareholder apart from remuneration accrued during the month in which this Agreement has been entered into;

         15.1.2   any Associates of the Existing Shareholder; or

         15.1.3 any company of which three per cent or more of the equity share capital is owned or controlled directly or indirectly by the Existing Shareholder and/or her Associates.

15.2 Neither the Existing Shareholder nor any of her Associates has any interest in any other firm, business or company which has or has had a material or close trading relationship with or is or may be in competition with any Group Company.

16       INSOLVENCY

16.1 No Group Company is insolvent as defined by Section 123 of the Insolvency Act 1986 or has entered into any scheme or arrangement or voluntary or other arrangement with any of its creditors.

16.2 No order has been made or resolution passed for the winding up of any Group Company and there is not outstanding any petition for winding up of a Group Company or any petition applying for an administration order to be made in relation to a Group Company or any receivership of the whole or any part of the undertaking or assets of a Group Company.

16.3 There are no circumstances which would entitle any person to present a petition for the winding up of a Group Company or to present a petition applying for an administration order to be made in relation to a Group Company or to appoint a receiver of the whole or any part of its undertaking or assets.

17       TAXATION

17.1 Save to the extent that specific provision has been made in the Accounts for any liability or contingent liability to Taxation and save for any liability to corporation tax arising in the ordinary course of the Company's normal trading since the Accounts Date, no Group Company has any liability or contingent liability in respect of any form of Taxation (the deprivation or nullifying of any relief or advantage (including the right to set past losses against future profits) or the requirement to make any payment or the loss of the right to any repayment by or to the Inland Revenue or any other authority being deemed to be a liability in respect of Taxation for the purposes of this paragraph).

17.2 Each Group Company has duly complied with its obligations to account to the Inland Revenue and all other relevant authorities for all amounts for which it is accountable in respect of Taxation or amounts payable under social security legislation.

17.3 All returns and computations in connection with Taxation that should have been made by each Group Company have been made correctly and on a proper basis; no such return or computation has been or is likely to be disputed and there are no facts known or which would on reasonable enquiry be known to the Company or the Existing Shareholder, which may give rise to any such dispute or to any claim for any Taxation or to the deprivation of any relief from Taxation or advantage that would be likely to have been available.

17.4 No Group Company has been a party to any scheme or arrangement partly or wholly for the purpose of artificially avoiding Taxation.

17.5 Each Group Company is duly registered for VAT purposes and has in all other respects complied with the Value Added Tax Act 1994 and all orders, regulations, directions or conditions made or imposed thereunder and has maintained correct and up-to-date records, invoices and other documents appropriate or necessary for the purposes of such legislation and is not in arrears with any payment or returns or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provision. Each Group Company is a taxable person for the purposes of such legislation and is not treated and has not at any time been treated as a member of a group for the purpose thereof nor has any application for it to be so treated at any time been made.

17.6 No rents, interest annual payments or other sums of an income nature paid or payable by any Group Company are, or are likely to be, wholly or partially disallowable in calculating the tax liability of such Group Company and no contacts which could result in future disallowances have been entered into.

17.7 The Company has notified the Inspector of Taxes of all expenditure qualifying for plant and machinery capital allowances which it has incurred in accordance with the requirements of FA1994 s118.

17.8 No Group Company has acquired or disposed of any asset other than at arm's length.

17.9 The Inland Revenue (or any other authority interested in Taxation) has not investigated any transaction entered into by any Group Company with a view to applying TA1988 S770 (transfer pricing) and no Group Company has been party to any transaction or arrangement to which the provisions of that section can be applied.

17.10 Any VAT or equivalent tax for which any Group Company is required to account in another country has been paid and all related regulatory requirements have been satisfied.

17.11 Each Group Company has in all respects complied with the requirements of Customs & Excise, the Department of Trade and Industry, and any other customs authority, and no Group Company has or has reason to expect to have, a dispute with any of such authorities.

17.12 No Group Company has ever been the subject of an investigation or discovery by or involving any of the investigation units of the Inland Revenue or Customs & Excise and there are no circumstances existing which make it likely that an investigation or discovery will be made.

18       INTELLECTUAL PROPERTY

18.1 All Intellectual Property used or acquired by the Company in connection with its business and/or which is necessary or required to carry on its business (as carried on at the date hereof), is in full force and effect and is vested in, and beneficially owned by or licensed to the Company and no third party has claimed that use of such Intellectual Property by the Company infringes its rights.

18.2 In relation to Intellectual Property which is owned by the Company, the Company is the sole beneficial owner of such Intellectual Property and (where registration is possible) the Company has been and is registered as sole proprietor and so far as the Existing Shareholder is aware the rights in respect of such Intellectual Property are valid, subsisting and enforceable and no third party has made any claim or asserted any right in respect thereof.

18.3 In respect of the Intellectual Property which is licensed to the Company, so far as the Existing Shareholder is aware each such agreement or licence granted is valid and subsisting and the Company has not done anything nor is the Company aware of anything which would cause any such licence to be terminated or to cease or which constitutes a breach of the terms of any such agreement or licence.

18.4 The Company has not made any claim or issued any proceedings against any third party in respect of any unauthorised use or infringement of its Intellectual Property, nor has the Company received notice of any claim or proceedings from any third party in respect of the any Intellectual Property used by the Company.

19       PROPERTIES

19.1 The Properties comprise all the land and buildings owned by the Company or used or occupied by it or in which it has any other interest, right or liability.

19.2 The Company is in physical possession and actual occupation of the Properties on an exclusive basis.

19.3 No notices, orders, proposals, applications, requests or schedules of dilapidations affecting or relating to any of the Properties have been served or made by any authority or other person or by the Company and there are no circumstances which are likely to result in any being served or made.

19.4 The Company has not received any notice claiming any outstanding and unobserved or unperformed obligation of the Company with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

19.5 None of the Properties is subject to the payment of any outgoings other than general or water rates (and in the case of leaseholds, sums reserved by the relevant lease) and all outgoings have been duly paid to date, and none is in dispute.

19.6 No action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Properties is outstanding or anticipated.

19.7 No dispute with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement right or means of access to any neighbouring property or its use or occupation is outstanding.

19.8     In relation to each of the Properties:-

         19.8.1 each Property is held under the terms of the lease ("THE LEASE") which is correctly summarised in Part 4 of the Schedule and no licences or collateral assurances, undertakings or concessions have been granted;

         19.8.2 no notices have been served by the landlord in respect of any Lease;

         19.8.3 so far as the Existing Shareholder is aware the Company has observed and performed the covenants and the conditions contained in the Lease in all material respects, and has received no complaint regarding any alleged breach of any of such covenants and conditions;

19.9     The Company has not at any time:-

         19.9.1 had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties; or

         19.9.2 given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than those disclosed in the Disclosure Letter in respect of which any contingent or potential liability remains with the Company.

                                     PART 4
                                     ------

                                 THE PROPERTIES

1. 24 and 24A Cambridge Science Park, Milton Road, Cambridge more particularly described in a Lease dated the 3rd day of April 2000 and made between The Master Fellows and Scholars of Trinity College, Cambridge (1) and Q Ton Limited (2) and Amanda Staveley (3).

2. 24B Cambridge Science Park, Milton Road, Cambridge more particularly described in a lease annexed to an Agreement for Lease dated the 3rd day of September 1999 and made between The Master Fellows and Scholars of Trinity College Cambridge (1) Q Ton Limited (2) and Amanda Staveley
         (3).

                                     PART 5

                         MAIN TERMS OF SERVICE CONTRACT



POSITION:                    Chief Executive Officer

SALARY:                      Nil

OTHER BENEFITS:              Company car appropriate to position

HOLIDAY:                     20 days

WORKING HOURS:               Such time as is required to properly perform her
                             duties

EXECUTED as a DEED by               )
AMANDA LOUISE STAVELEY              )      /s/: Amanda Staveley

EXECUTED as a DEED by               )
EUROTELECOM CORPORATION             )      /s/: EuroTelecom Corporation Limited
LIMITED acting by its two duly      )
authorised officers:                )



EXECUTED as a DEED by               )
Q.TON LIMITED                       )      /s/: Q.ton Limited
acting by its two duly              )
authorised officers:                )